Contact:	David Taylor Chief Financial Officer (336) 335-7668 Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FIRST QUARTER 2011 RESULTS

GREENSBORO, NC, April 26, 2011 – Lorillard, Inc.  (NYSE:LO) announced today results for the quarter ended March 31, 2011.

Highlights

•	Net sales increased 12.9% to $1.535 billion from last year’s first quarter.

•	First quarter 2011 domestic wholesale shipments increased 9.4% versus last year compared to a 3.4% decline in industry domestic wholesale shipments.

•	Total Lorillard retail market share for the first quarter 2011 increased 1.5 percentage points versus last year to 14.1%.

•	Total Newport retail market share for the first quarter 2011 increased 1.1 percentage points versus last year to 12.0%.

•	First quarter 2011 earnings per diluted share increased 14% versus last year to $1.71.

•	Lorillard repurchased 3.8 million shares during the quarter at a cost of $289 million.

“In the first quarter, Lorillard once again delivered industry leading financial results on virtually every measure that matters,” said Murray S. Kessler, Chairman, President and Chief Executive Officer.  “It’s a testament to our flagship Newport brand which continues to organically grow volume and market share, despite challenging external conditions.”

First Quarter 2011 Results

Net sales increased $175 million to $1.535 billion in the first quarter of 2011, compared to $1.360 billion in the first quarter of 2010, an increase of 12.9%.  The increase resulted from higher unit sales volume and higher average prices, partially offset by higher sales promotion costs primarily driven by the introduction of Newport Non-Menthol.  Gross profit was $543 million in the first quarter of 2011, or 35.4% of net sales, compared to $478 million, or 35.1% of net sales, in the first quarter of 2010.  The increase in gross profit reflects an increase in net sales, partially offset by higher costs related to the State Settlement Agreements and the Federal Assessment for Tobacco Growers and higher Food and Drug Administration user fees.

Total Lorillard wholesale shipment volume for the first quarter of 2011, which includes Puerto Rico and U.S. Possessions, increased 9.5% compared to the first quarter of 2010 to 9.708 billion units.  Lorillard’s domestic wholesale shipments, which exclude Puerto Rico and U.S. Possessions, increased 9.4% for the same period.  Domestic wholesale shipments for Newport, the Company’s flagship brand, increased 8.0%, while domestic wholesale shipments for Maverick, the Company’s leading discount brand, increased 22.7% in the first quarter of 2011 compared to the first quarter of 2010.  Newport Non-Menthol, the first significant line extension for Newport in the last decade, was successfully launched in the fourth quarter of 2010 and significantly contributed to the increase in Newport domestic wholesale shipments during the first quarter.  Total cigarette industry domestic wholesale shipments decreased an estimated 3.4% for the first quarter of 2011 compared to the first quarter of 2010.  The first quarter of 2011 included one additional shipping day versus a year ago.  Adjusting for the additional day and modest changes in wholesale inventory patterns, Lorillard domestic wholesale shipments increased an estimated 8.3% for the first quarter of 2011.  See attached table for details of Lorillard’s wholesale shipments.

Based on Lorillard’s proprietary retail shipment data, Lorillard’s domestic retail market share made strong gains in the first quarter of 2011, increasing 1.5 percentage points to a market share of 14.1%.  Newport’s domestic retail market share reached 12.0% during the first quarter of 2011, an increase of 1.1 share points compared to the first quarter of 2010.  Newport Non-Menthol’s market share was .7 share points, significantly contributing to Newport’s overall share increase for the quarter.  See attached table for selected retail share data.

Selling, general and administrative costs increased $26 million to $122 million in the first quarter of 2011 compared to the first quarter of 2010 primarily as a result of higher legal costs related to the Engle Progeny litigation.  In addition, selling, general and administrative costs include higher administrative costs incurred in support of the Company’s position and industry reports to the FDA regarding the use of menthol in cigarettes and advertising costs related to the support of Newport Non-Menthol.

Interest expense increased $18 million in the first quarter of 2011 compared to the first quarter of 2010 primarily due to additional interest on the Senior Notes issued in the second quarter of 2010.

Lorillard’s effective income tax rate was 37.1% in the first quarter of 2011 compared to 37.8% in the first quarter of 2010.  The decrease is primarily due to an unfavorable adjustment in the first quarter of 2010 from the impact of the repeal of future tax deductions for Medicare Part D subsidies for retiree drug benefits pursuant to the health care reform legislation enacted in the first quarter of 2010.

Net income in the first quarter of 2011 was $248 million, or $1.71 per share (basic and diluted), compared to $232 million, or $1.50 per share (basic and diluted), in the first quarter of 2010.  The 14% increase in earnings per diluted share for the first quarter includes the benefit of the Company’s share repurchase program which resulted in lower outstanding shares, and contributed $0.11, or 7.3 percentage points, to the increase in earnings per share.

Additional News

On February 17, 2011, Lorillard, Inc. announced that its Board of Directors approved a 16% increase in the quarterly dividend on its common stock to $1.30 per share.  The dividend was payable on March 11, 2011 to shareholders of record as of March 1, 2011.

During the first quarter of 2011, the Company repurchased approximately 3.8 million shares at a cost of $289 million under the $1 billion repurchase program announced on August 20, 2010. As of March 31, 2011, the maximum dollar value of shares that could yet be purchased under the program was $335 million.

In April 2011, the Company paid $1.003 billion under the State Settlement Agreements, primarily based on 2010 volume.  Included in this amount was $107 million deposited in an interest-bearing escrow account in accordance with procedures established in the MSA pending resolution of a claim by the Company and the other Original Participating Manufacturers that they are entitled to reduce their MSA payments based on a loss of market share to non-participating manufacturers.

Lorillard will host a webcast of its Investor Day presentation to the investment community on Wednesday, May 4, 2011, in New York, NY.  The live webcast will begin at 9:00 a.m. Eastern Daylight Time, and will feature corporate presentations by members of the Company’s executive management team.  The presentations are scheduled to conclude at 12:00 p.m. Eastern Daylight Time. The Investor Day webcast will be available under the Investor Relations section of Lorillard's website at www.lorillard.com, and a replay will be available in its entirety through June 3, 2011.

Conference Call

A conference call to discuss the first quarter 2011 results of Lorillard, Inc. has been scheduled for 8:30 a.m. Eastern Daylight Time on Tuesday, April 26, 2011. A live broadcast of the call will be available online at the Lorillard, Inc. website (www.lorillard.com).  Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

Those interested in participating in the question and answer session of the conference call should dial (888) 239-6824 (domestic) or (706) 902-3787 (international).  The passcode for this event is: 59461547.

An online replay will be available at the Company’s website following the call.  If you wish to listen to the replay of this conference call, please visit Lorillard’s website at www.lorillard.com or dial (800) 642-1687 (domestic) or (706) 645-9291 (international) and enter passcode: 59461547.  The conference call will be available for replay in its entirety through May 3, 2011.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO) is the third largest manufacturer of cigarettes in the United States.  Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S.  Newport, Lorillard’s flagship menthol-flavored premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S.  In addition to Newport, the Lorillard product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard maintains its headquarters and manufactures all of its products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

Lorillard, Inc. and Subsidiaries
Consolidated Condensed Statements of Income

	Three Months Ended March 31,
	2011	2010

(Amounts in millions, except per share data)	(Unaudited)	(Unaudited)

Net sales (a)	$1,535	$1,360
Cost of sales (a) (b)	992	882
Gross profit	543	478
Selling, general and administrative	122	96
Operating income	421	382
Investment income	1	1
Interest expense	(28)	(10)
Income before income taxes	394	373
Income taxes	146	141
Net income	$248	$232

Earnings per share:
Basic	$1.71	$1.50
Diluted	$1.71	$1.50

Weighted average number of shares outstanding:
Basic	144.80	154.55
Diluted	144.94	154.72

Supplemental information:
(a) Includes excise taxes.	$479	$437

(b) Cost of sales includes:

- Charges to accrue obligations under the
State Settlement Agreements.	319	276

- Charges to accrue obligations under the
Federal Assessment for Tobacco Growers.	30	27

- Charges to accrue Food and Drug
Administration user fees.	14	7

 Lorillard, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets

	March 31, 2011	December 31, 2010
(In millions)	(Unaudited)
Assets:
Cash and cash equivalents	$2,338	$2,063
Accounts receivable, less allowances of $3 and $3	12	9
Other receivables	63	68
Inventories	308	277
Deferred income taxes	505	503
Other current assets	13	15
Total current assets	3,239	2,935
Plant and equipment, net	240	243
Prepaid pension assets	68	66
Deferred income taxes	7	6
Other assets	36	46
Total assets	$3,590	$3,296

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$19	$27
Accrued liabilities	418	333
Settlement costs	1,381	1,060
Income taxes	131	6
Total current liabilities	1,949	1,426
Long-term debt	1,759	1,769
Postretirement pension, medical and life insurance benefits	284	284
Other liabilities	47	42
Total liabilities	4,039	3,521
Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	-	-
Common stock:
Authorized – 600 million shares; par value—$0.01 per share
Issued – 175 million and 174 million shares
Outstanding – 144 million and 147 million shares	2	2
Additional paid-in capital	246	242
Retained earnings	1,726	1,666
Accumulated other comprehensive loss	(108)	(109)
Treasury stock at cost, 31 million and 27 million shares	(2,315)	(2,026)
Total shareholders’ deficit	(449)	(225)
Total liabilities and shareholders’ deficit	$3,590	$3,296

Lorillard, Inc. and Subsidiaries
Wholesale Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended March 31,
(All units in thousands)	2011	2010	% Chg

Full Price Brands

Newport	8,114,040	7,509,905	8.0
Kent	50,232	63,648	-21.1
True	52,554	62,999	-16.6
Max	-	4,062	-100.0

Total Full Price Brands	8,216,826	7,640,614	7.5

Price/Value Brands

Old Gold	132,990	105,570	26.0
Maverick	1,174,020	956,478	22.7

Total Price/Value Brands	1,307,010	1,062,048	23.1

Total Domestic Cigarettes	9,523,836	8,702,662	9.4

Total Puerto Rico and U.S. Possessions	183,780	160,489	14.5

Grand Total	9,707,616	8,863,151	9.5

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.
5.	The quarter ended March 31, 2011 contained one more shipping day than the comparable period ended March 31, 2010.

Lorillard, Inc. and Subsidiaries
Selected Domestic Retail Market Share Data (1)

	Three Months Ended March 31,
	2011	2010	Pt Chg

Total Lorillard	14.1	12.6	1.5
Total Newport	12.0	10.9	1.1
Total Industry Menthol	31.0	29.9	1.1
Newport Menthol Share of Menthol Segment	36.4	36.4	0.0

(1) Unaudited information based on Lorillard’s Proprietary Retail Database (“EXCEL”)